CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Poage Bankshares, Inc. of our report dated December 20, 2013 relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Poage Bankshares, Inc. for the year ended September 30, 2013.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Louisville, Kentucky

December 20, 2013